AMERICAN URANIUM CORPORATION

June 14, 2007

Strathmore Resources (US) Ltd.

213 W Main Suite F

Riverton, Wyoming USA 82501

Attention: David Miller

                  President and CEO

Dear Sirs:

RE: Binding Letter of Intent - Pinetree-Reno Creek ISR Property

This Letter of Intent (the "LOT") sets out the basic terms upon which American Uranium Corporation Inc. ("AUC") would be prepared to enter into an option and joint venture with Strathmore Resources (US) Ltd. ("Strathmore") to explore, develop and mine property located in Campbell County, Wyoming and more particularly described in Schedule "A" hereto (the "Property"). This LOI replaces the non-binding letter of intent entered into between the parties on May 12, 2007. While this LOI recites the principal elements of the agreement reached between us, the terms are not comprehensive and additional terms will be incorporated into a formal option and joint venture agreement ("JV Agreement") to be negotiated. In consideration of $10 paid by AUC to Strathmore, the receipt and sufficiency of which is hereby acknowledged, and the mutual promises contained herein, the parties agree as follows.

1.

OPTION

1.1

Strathmore will grant AUC sole and exclusive rights to earn-in an 60% interest in the Property in consideration of:

(a)

AUC reimbursing Strathmore 100% of all expenditures incurred by Strathmore prior to May 12, 2007 relating to the Property, to a maximum of $300,000 on Closing plus and funds spent for the purpose of any additional property leases (which will form part of the Property hereunder) between May 12, 2007 and the closing of the JV Agreement;

(b)

AUC issuing to Strathmore on Closing, 6,000,000 common shares in the capital stock of AUC; and

(c)

Incurring a total of $33,000,000 in expenditures on the Property ("Expenditures") in accordance with the following schedule:

(i)

$1,500,000 on or before the first anniversary of Closing,

(ii)

an additional $1,500,000 on or before the second anniversary of Closing,

(iii)

an additional $2,000,000 on or before the third anniversary of Closing, and

(iv)

subject to Section 2, an additional $28,000,000 on or before the sixth anniversary of Closing.

1.2

Provided that AUC is not in default, AUC will have earned a 22.5% undivided interest in the Property once AUC has .pent a total of $5,000,000 of Expenditures referred to in 1.1(c)(i), 1.1(c)(ii), and 1.1(c)(iii).

1.3

The option will terminate and AUC will have no further interest in the Property under the following conditions:

(a)

at 5:00 p.m.. (Pacific Time) on the seventh day after the Closing if Strathmore has not received the amount referred to in 1.1 (a) by wire transfer, certified cheque or bank draft, and a .hare certificate representing 6,000,000 common share. of AUC; or

(b)

at 5:00 p.m.. (Pacific Time) on the seventh day after the first, second, or third anniversary date. of Closing if AUC has not incurred the Expenditures in accordance with 1.1(c)(i), 1.1(c)(ii), or 1.1(c)(iii), and the failure to incur the Expenditure. was not due to event. or circumstances beyond AUC's control.

1.4

The option will terminate and AUC will have no further interest in the Property (except for any interest already earned pursuant to 1.2) at 5:00 p.m.. (Pacific Time) on the seventh day after the sixth anniversary date of Closing if AUC ha. not incurred the Expenditure. in accordance with 1.1(c)(iv), and the failure to incur the Expenditure. was not due to event. or circumstances beyond AUC's control.

2.

CONFIRMATION OF RESOURCES

2.1

The parties have agreed to the option term. referred to in 1.1 for AUC to earn its 60% interest in the Property, based upon an understanding that the Resources on the Property are 13,000,000 lb..

2.2

Following the third anniversary of the Closing Date, the Operator will retain a third party engineering firm which i. acceptable to AUC, to calculate the Resources based upon the information and result. from the previous exploration and development work conducted on the Property, including the results from the work funded by AUC and conducted on the Property after the Closing (hereinafter referred to a. the "Third Party Evaluation").

2.3

If the Third Party Evaluation results in a Resource which i. less than 13,000,000 lb.. then Strathmore and AUC agree that the $28,000,000 in Expenditure. referred to in 1.1(c)(iv), will be reduced prorata, by multiplying $28,000,000 by a fraction whereby the Third Party Evaluation Resources (expressed in pound.) i. the numerator, and 13,000,000 lb.. is the denominator.

3.

EXPENDITURES

3.1

Expenditure. will be made in accordance with exploration and development programs which have been approved by both Strathmore and AUC from time to time.

3.2

The Operator will submit exploration or development program. for the coming quarter to AUC for approval. The program will also be accompanied by a budget outlining the amount of Expenditure. for such program. The draft program will contain a statement in reasonable detail of the proposed exploration and/or development work on the Property, estimates of all Expenditures to be incurred and an estimate of the time when they will be incurred, and will be delivered to AUC no later than 30 days prior to the period to which that draft program relates. Each draft program will be accompanied by such reports and data as are reasonably necessary for AUC to evaluate and assess the results from the program for the then current year and, to the extent not previously delivered, from earlier programs.

3.3

AUC will review the draft program prepared by the Operator, and no later than 15 days after receiving a draft program, either reject the program or approve the program. In the event the program is rejected the Operator will prepare an alternate program mutually acceptable to AUC and the Operator.

3.4

Once programs and budgets for Expenditures are approved, AUC will have 15 days to deposit the amount of the program budget into a bank account maintained by Strathmore solely for receipt and payment of the Expenditures for the Property.

4.

EXERCISE OF OPTION AND CREATION OF JOINT VENTURE

4.1

Once AUC has earned in the right to acquire the initial 22.5% interest in the Property, Strathmore will forthwith take all steps to transfer an undivided 22.5% interest in the Property to AUC.

4.2

Once AUC has earned in the right to acquire the balance of a further 37.5% interest in the Property, Strathmore will forthwith take all steps to transfer a further undivided 37.5% interest in the Property to AUC.

4.3

As soon as AUC has earned in the right to the initial 22.5% interest in the Property, a joint venture between the parties will be deemed to have been entered into and AUC will be entitled to its share of uranium or any other mineral extracted from the Property in accordance with ADC's earned interest at the time.

4.4

Decisions to approve any mining or other activities which will result in the extraction of uranium or other minerals from the Property, will be made jointly by the parties and in the event there is a disagreement, the parties will vote on such matters in accordance with their respective interests in the Property.

5.

STRATHMORE RIGHT TO EARN BACK

5.1

Notwithstanding 1.1, Strathmore will have up to 90 days after the date the Bankable Feasibility Report is delivered to Strathmore, to elect whether or not to retain or earn back, as the case may be (depending on whether or not AUC has earned in its entire 60% interest in the Property), an 11 % undivided interest in the Property by paying $14,000,000 to AUC (minus any Expenditures that AUC has not yet incurred).

5.2

If Strathmore elects to retain or earn back an 11% undivided interest in the Property in accordance with 5.1, Strathmore's resulting interest in the Property will be 51 % and AUC's interest in the Property will be 49%.

6.

OPERATOR

6.1

Until AUC has earned in its 60% interest in the Property, Strathmore will be the Operator. In the event Strathmore elects to earn back an 11% interest in the Property, Strathmore will be the Operator.

6.2

While Strathmore is Operator, it will do all things necessary to:

(a)

develop programs and budgets for the Expenditures for the approval of AUC,

(b)

obtain all work permits, environmental approvals, insurances required to carry out exploration and development programs,

(c)

maintain the Property's mineral leases and rights in good standing,

(d)

manage and execute all approved programs, including paying third party consultants and contractors,

(e)

receive and spend funds from AUC for the Expenditures, or from any other Joint Venture party, on behalf of the Property,

(f)

report all progress, findings, reports, technical data and any other matter related to the Property, to AUC, and

(g)

act in accordance with good mining practises, in compliance with all applicable laws and in accordance with the care and skill normally expected by someone conducting and managing exploration, development and mining activities on behalf of legal or beneficial owners of the Property.

6.3

AUC agrees that Strathmore may charge AUC an operator's fee calculated by multiplying the Expenditures made in accordance with approved programs and budgets, by 10%. The operator's fee charged to and paid by AUC will be considered to be Expenditures required to be made by AUC to earn in its interest in the Property.

7.

CONDITIONS PRECEDENT

7.1

The obligations of AUC to enter into a binding option and joint venture agreement as contemplated herein is subject to and conditional upon AUC being satisfied that the Property is

(a)

in good standing,

(b)

100% owned, free and clear by Strathmore, or if not owned free and clear, is subject to charges, or other underlying agreements that are acceptable to AUC, and

(c)        capable of being transferred by Strathmore to AUC in accordance with this LOI.

7.2

AUC will use its best efforts to satisfy the conditions precedent referred to in 7.1 within 90 days from this LOI is signed (the "End Date"). In the event the Conditions Precedent are not satisfied by the End Date, and the parties have not agreed to an extension of the End Date, then this LOI will terminate immediately without further notice.

7.3

Strathmore acknowledges that AUC is also required to file with the SEC, material change reports regarding the Property, based upon disclosure provided by Strathmore. Strathmore agrees to provide such information and materials regarding the Property as is reasonably requested by AUC for preparation of such material change reports.

8.

PUBLIC ANNOUNCEMENTS

8.1

The parties agree that neither party will make any press or public releases of information regarding the Property, this LOI or the subject matter of this LOI, without first obtaining the approval of the other party.

9.

SHARING OF INFORMATION & CONFIDENTIALITY

9.1

Upon acceptance of this LOT by Strathmore, Strathmore agrees to provide AUC access to, and the right to use Strathmore's information and any documents it may have in its possession relating to the Property, including without limitation, technical, proprietary information and know-how relating to the exploration, development, and extraction of minerals from the Property, including without limitation information required by AUC pursuant to Section 7, project and data files, and library resources (hereinafter referred to as the "Information").

9.2

During the LOI period, AUC agrees not to:

(a)

disclose the Information to any other party other than AUC's professional advisors or consultants,

(b)

use the Information for any other purpose than as necessary for AUC to do all things necessary to achieve Completion, unless such disclosure is compelled by applicable law.

10.

FORMAL AGREEMENT

10.1

The parties agree that they will negotiate in good faith and use best efforts to execute a
JV Agreement on terms normally included in option and joint venture agreements.

10.2

This LOI is intended to be legally binding on the parties until it is replaced by the JV Agreement.

11.

GOVERNING LAW

11.1

This LOI and the option and joint venture contemplated by this LOI will be governed by and construed in accordance with the laws of British Columbia.

12.

ASSIGNMENT

12.1

The parties acknowledge that AUC is relying on Strathmore's knowledge of the Property and experience in exploration, development and mining of uranium. Accordingly, Strathmore agrees that it may not assign or sell to any third party, all or part of Strathmore's interest or obligations contemplated herein without the consent of AUC, which consent will not be unreasonably withheld.

12.2

Notwithstanding 12.1, Strathmore may assign all or part of its interest or obligations contemplated in this LOI to a Strathmore Affiliate, without the express approval of AUC.

12.3

Neither AUC nor Strathmore may assign all or part of its interest or obligations contemplated in this LOT without offering it first to the other party on the same terms and conditions. In the event one party accepts an offer to purchase all or part of the other party's interest, the accepting party will have 30 days to enter into a formal agreement for such assignment and a further 30 days to execute the payment terms set out such agreement.

13.

DEFINITIONS

13.1

"Closing" means the date AUC and Strathmore enter into a binding option and joint venture agreement as contemplated in this LOT.

13.2

"Expenditures" means a total of $33,000,000 in expenditures made by AUC for exploration and development of the Property, in accordance with this LOI. Expenditures will include any fees charged by Strathmore while it is the Operator.

13.3

"$" or "Dollars" refers to US Funds.

13.4

"Joint Venture Parties" means AUC and Strathmore once AUC has earned in its initial 22.5% undivided interest in the Property.

13.5

"Resources" means the estimated quantities of uranium oxide ("uranium") that can be economically exploited from the Property, where the estimates are based upon available sampling, engineering, geologic, and economic data in accordance with conventional engineering practices. The calculation of Resources includes an analysis of the following:

(a)

direct radiometric and chemical measurements of drill hole and other types of sampling of the deposits,

(b)

mineral grades and thickness, spatial relationships, depths below the surface,

(c)

mining, amenability of ores to processing, reclamation methods, and the costs of same,

(d)

distances to processing facilities, and

(e)

current and estimated future price of uranium.

13.6

"Strathmore Affiliate" means a company which

(a)

is controlled by Strathmore,

(b)

is controlled by the same company that controls Strathmore, or

(c)

controls Strathmore.

For the purpose of this definition, `controlled' or `controls' means the votes carried by the shares held of the controlled company by the controlling company, are sufficient for the controlling company to elect or appoint a majority of the directors of the controlled company.

If Strathmore agrees to the above terms and conditions please sign where indicated below and return a copy of this LOI to AUC's office.

Yours sincerely,

AMERICAN URANIUM CORPORATION

Per: ______________________________

Robert Rich
Chief Executive Officer

STRATHMORE RESOURCES (US) LTD.

Per: ______________________________

David Miller
President and Chief Executive Officer